AXION Accelerates Vertical Integration Strategy and Expansion of Engineered Products Production to Meet Growing Demand

Conversion of Zanesville Facility to Increase Capacity for Engineered Products Division; New Board Member and Changes to Executive Management Team

ZANESVILLE, O.H. – August 8, 2014 - AXION International Holdings, Inc. (OTCQB:AXIH), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX® rail ties/sleepers and STRUXURE® building products, including heavy construction and laminated temporary road mats, today announced a move to increase production of ECOTRAX® and STRUXURE® products to meet growing demand, and realign the Company’s operational and management team to better focus on its core activities, definitive strategy and drive long-term growth.

AXION has announced that it will immediately begin converting extrusion equipment in its Zanesville, OH facility now used for reprocessing plastic waste so that such equipment can be used to produce engineered products such as rail ties and industrial mats. The Zanesville facility will continue to sort, grind, and wash post-consumer and post-industrial plastics and plastic composites, though the output will now be primarily for AXION’s proprietary engineered products. The realignment will require modifications and upgrades to existing equipment and the addition of mat fabrication capability to support the production of the Company’s engineered products. The execution of the strategy to vertically integrate reprocessing with product manufacturing is now being accelerated to enable AXION to increase its manufacturing capacity and earn a higher gross margin on its product sales. AXION will remain a significant and increasing purchaser of recycled plastic waste and continue its marketing and manufacturing of customized reprocessed plastics from which higher gross margins can be realized.

AXION’s Steve Silverman, who has served as AXION’s Chief Executive Officer since January, 2011 said, “This is an exciting time for the Company as we planned for this realignment to take place in early 2015. Given the prospect that demand can overwhelm us as our orders and pipeline continue to grow, we decided we needed to move forward now. Our Waco, TX facility is producing finished product and nearing full capacity for the assets we have in place and we are currently finalizing multiple supply agreements around the world. The test projects our rail customers previously initiated are now leading to new orders that will be quite significant for our business and we must increase our capacity to support such demand. Market demand for both our heavy construction mat and laminated temporary road mat is increasing, and it is necessary to have adequate inventory when a customer calls in an order. Our decision to realign this facility to build this inventory is based on the prospects we foresee in the market with our products.”

AXION also announced changes to its Board of Directors and its senior management team to more effectively support an engineered products manufacturing business. Samuel Rose, one of AXION’s principal investors, was appointed to its Board of Directors, effective August 4, 2014. In addition, Claude Brown Jr., previously the Company’s Chief Operating and Technology Officer has been promoted to Chief Executive Officer, while Steve Silverman, will assume the role of the Company’s Vice Chairman of the Board. Mr. Brown is a respected industry veteran with over 22 years of experience in engineering, development, commercialization and production of unique polymer technologies and differentiated building products.

Mr. Silverman continues, “We have built a great foundation of vertically integrating our material stream. We have come so far in just 4 years. We now have demand for our products at higher price per pound realizations and we have two manufacturing facilities. As part of this evolutionary process, we required a CEO with the experience to lead a plastic-based manufacturing operation. There is no better person for this position than Claude.”

“It is my pleasure to assume the post of Chief Executive Officer of AXION,” says Mr. Brown, “I fully endorse the acceleration of the execution of our strategy and am excited for the prospects we foresee for the specialized and proprietary engineered products that AXION is now manufacturing.”

About AXION International Holdings, Inc.

AXION (OTCQB: AXIH) is a green technology company, transforming waste plastics into structural building materials. Using 100%-recycled consumer and industrial plastics, AXION develops, markets and sells its recycled structural composite products through its ECOTRAX® composite rail tie and STRUXURE® building material lines. From the railroading industry to the military to global engineering firms, AXION delivers tested, proven and superior green solutions to infrastructure needs around the world.

www.AXIH.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

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